Exhibit 4.8

GEOVAX LABS, INC.

SUBSCRIPTION AGREEMENT

GeoVax Labs, Inc.

1900 Lake Park Drive

Smyrna, GA 30080

Attention: [*]

RE:     Deferred Compensation Arrangement

[*]:

This Subscription Agreement (this “Subscription Agreement”) is made and effective as of [*], 2020 by and between GeoVax Labs, Inc. (the “Company”) and the undersigned current or former executive officer or non-employee director of the Company (“Management Creditor”) in connection with certain deferred compensation owed to Management Creditor. In consideration of the covenants and promises contained in this Subscription Agreement, Management Creditor’s purchase of the amount of Management Units (as defined below) set forth on the signature page to this Subscription Agreement, a cash payment (subject to all applicable state and federal taxes and withholdings) in the amount set forth on the signature page to this Subscription Agreement (the “Cash Payment”), and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.     The Company agrees to sell, and the Management Creditor, agrees to purchase units, each consisting of one share of the Company’s common stock par value $0.001 per share and one warrant to purchase one share of the Company’s common stock in the amounts set forth on the signature page of this Subscription Agreement (the “Management Units”). Subject to Section 2 of this Subscription Agreement, upon receipt and acceptance of this Subscription Agreement, the Company shall issue and deliver to Management Creditor the Cash Payment, the shares of common stock of the Company due hereunder and a Common Stock Purchase Warrant substantially in the form of Exhibit A.

2.     Notwithstanding anything in this Subscription Agreement to the contrary, the obligations of the Company and the Management Creditor set forth in this Subscription Agreement are conditioned upon the closing of an underwritten public offering of the Company’s securities as described in the Company’s Form S-1 (SEC File No. 333-239958) on or before September 30, 2020.

3.     Management Creditor acknowledges and agrees that this subscription for and purchase of the Management Units and receipt of the Cash Payment fully satisfies any and all amounts of deferred compensation owed to Management Creditor (the “Deferred Compensation Obligation”). Management Creditor also confirms that the amount of the Deferred Compensation Obligation set forth on the signature page of this Subscription Agreement is accurate and complete.

4.     Management Creditor hereby confirms his or her irrevocable subscription to purchase the Management Units from the Company.

5.     Management Creditor acknowledges that it had the opportunity to ask questions of and receive satisfactory answers from the Company concerning the Company and the terms and conditions of the offering.

6.     By reason of Management Creditor’s knowledge and experience in financial and business matters, and personal familiarity with the Company as a result of Management Creditor’s long-term relationship with the Company, Management Creditor was and is capable of evaluating, and bearing, the risks and merits of this investment in reaching the conclusion to acquire the Management Units. Management Creditor is aware that the investment involves a high degree of risk, including those described in the Company’s filings with the Securities and Exchange Commission, which Management Creditor is familiar with. Management Creditor acknowledges that it may lose his or her entire investment in the Management Units.

7.     Management Creditor was and is aware that neither the Management Units nor the shares issuable upon exercise of the related warrants have been registered, nor has the Company contemplated registration of the Management Units, under the Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any state, but are being offered pursuant to exemptions from the registration requirements of federal and state securities laws. Accordingly, the Management Units must be held indefinitely unless they are subsequently registered under such securities laws or unless, in the opinion of counsel for the Company, a sale or transfer of the Management Units may be made without registration.

8.     Management Creditor confirms his or her understanding that any document evidencing the Management Units will bear a restrictive legend similar to the following and that the records of the Company will indicate the restrictions of transferability and sale:

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

9.     Management Creditor confirms his or her understanding that no federal or state agency has recommended or endorsed the purchase of the Management Units.

10.     In connection with his or her purchase of the Management Units, Management Creditor hereby represents to the Company that his or her domicile is in the State indicated below, that the Management Units were and will be purchased for his or her own account for investment and not with a view to distribution or resale, and that Management Creditor has no immediate plans to sell, pledge, transfer or hypothecate such Management Units. Management Creditor agrees to indemnify and hold harmless the Company in the event that any of the representations made in this letter should prove to be false.

11.     Management Creditor acknowledges that neither the Company nor any person acting on its behalf offered to sell it the Management Units by means of any form of general solicitation or advertising.

12.     Management Creditor acknowledges that Management Creditor was advised to consult with his or her attorney regarding legal matters concerning the Company and to consult with his or her tax advisor regarding the tax consequences of investing in the Company. Management Creditor is aware that there can be no assurances regarding the federal, state, local or other tax consequences of an investment in the Company. Management Creditor acknowledges that legal advice and representation regarding this subscription has been provided to the Company by Womble Bond Dickinson (US) LLP, and that such law firm has not provided any advice to Management Creditor, nor has that firm performed due diligence on its behalf.

13.     The agreements and representations herein set forth are effective and binding upon Management Creditor, his or her legal representatives, successors and assigns.

14.     Management Creditor hereby agrees that the representations and warranties contained herein shall survive the issuance of the Management Units.

15.     Management Creditor can bear the economic risk of losing his or her entire investment in the Management Units. In this regard, Management Creditor’s overall commitment to investments that are not readily marketable is not disproportionate to his or her net worth and the investment in the Management Units will not cause such overall commitment to be excessive.

16.     Management Creditor has substantial experience in making investment decisions of this type.

17.     In order to ensure that the Management Units were and will be sold pursuant to an appropriate exemption from registration under applicable federal and state securities laws, Management Creditor is furnishing certain additional information by checking all boxes below preceding any statement below that is applicable to it.

Management Creditor certifies that the information contained in each of the following checked statements (to be checked only if applicable) is true and correct and agrees to notify the Company of any changes that should occur in such information prior to the Company’s issuance of the Management Units.

A.     ☐     I am a natural person whose individual net worth or joint net worth with my spouse as of the date hereof, excluding the value of my principal residence, is in excess of $1,000,000.

B.     ☐     I am a natural person who had individual income in excess of $200,000 in each of the two most recent years or joint income with my spouse in excess of $300,000 in each of those years and have a reasonable expectation of reaching the same income level in the current year.

C.     ☐     I am an entity in which each of the equity owners is an accredited investor as defined in Rule 501(a) of Regulation D under the Securities Act.

D.     ☐     I am an organization described in Section 501I(3) of the Internal Revenue Code, Massachusetts or similar business trust, corporation or partnership with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Management Units.

E.     ☐     I am a trust with total assets in excess of $5,000,000, not formed for the purpose of acquiring the Management Units, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D under the Securities Act.

F.     ☐     I am an entity in which each of the equity owners could check at least one of A through E above and hereby represent and warrant to the Company that such checked items would be true with respect to such equity owner.

G.     ☐     None of the above.

17.     Release.

A.	Definitions.

(i).     “Affiliate” shall mean, with respect to any specified person, any other person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified person, including, without limitation, any general partner, limited partner, member, officer, director or manager of such person and any venture capital or private equity fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such person. For purposes of this definition, the terms “controls,” “controlled by,” or “under common control with” means the possession, direct or indirect, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise).

(ii).     “Claims” means and includes any and all liabilities and obligations of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable with respect to the Deferred Compensation Obligation, including: (i) any unknown, unsuspected or undisclosed claim; (ii) any claim or right that may be asserted or exercised by the Management Creditor in the Management Creditor’s capacity as a stockholder, director, officer or employee of the Company or in any other capacity; and (iii) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.

(iii).     “Released Claims” means and includes each and every Claim relating to the Company or the operation of the Company’s business that (i) the Management Creditor may have had in the past, may now have or may have in the future against the Company in connection with the Deferred Compensation Obligation, and (ii) has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the date of this Subscription Agreement in connection with the Deferred Compensation Obligation.

B.     The Management Creditor, for himself or herself, hereby generally, irrevocably, unconditionally and completely releases and forever discharges the Company and its Affiliates from, and hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Released Claims.

C.     If Management Creditor is a resident of the State of California, then Management Creditor: (a) represents, warrants and acknowledges that the Management Creditor has been fully advised by his or her attorney of the contents of Section 1542 of the Civil Code of the State of California; and (b) hereby expressly waives the benefits thereof and any rights the Management Creditor may have thereunder. Section 1542 of the Civil Code of the State of California provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

The Management Creditor also hereby waives the benefits of, and any rights the Management Creditor may have under, any statute or common law principle of similar effect in any jurisdiction.

18. Miscellaneous.

A.     This Subscription Agreement and the other agreements referred to in this Subscription Agreement constitute the entire agreement between the parties and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

B.     In the event that any provision of this Subscription Agreement, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Subscription Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law. Any waiver or failure to enforce any provision of this Subscription Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

C.     This Subscription Agreement and any action related thereto will be governed, controlled, interpreted and defined by and under the laws of the State of Delaware, without giving effect to any conflicts of laws principles that require the application of the law of a different state. The parties hereto hereby expressly consent to the personal jurisdiction and venue in the state and federal courts for the county of Cobb, Georgia for any lawsuit filed arising from or related to this Subscription Agreement.

D.     This Subscription Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Subscription Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Subscription Agreement.

E.     The Management Creditor will execute and/or cause to be delivered to the Company such instruments and other documents, and will take such other actions, as the Company may reasonably request for the purpose of carrying out or evidencing any of the actions contemplated by this Subscription Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Management Creditor has caused this Subscription Agreement to be executed as of the date set forth below.

MANAGEMENT CREDITOR:

[*]

Dated: , 2020
(signature)

Deferred Compensation Obligation Amount	[*]

Management Units Amount, consisting of:	[*]

Shares of Common Stock Amount	[*]

Warrants Amount	[*]

Cash Payment (subject to all applicable state and federal taxes and withholdings)	[*]

Name

Address

City	State	Zip

E-MAIL:	TELEPHONE NUMBER:

TAX IDENTIFICATION NUMBER: ______________________

IN WITNESS WHEREOF, the Company has caused this Subscription Agreement to be executed as of the date set forth below.

GEOVAX LABS, INC.

Dated: , 2020	By:
Name:
Title:

Exhibit A

Common Stock Purchase Warrant

(attached)